                                                                     EXHIBIT 2.2

================================================================================




                          STOCK PURCHASE AGREEMENT

                                BY AND AMONG

                        SCB COMPUTER TECHNOLOGY, INC.

                                     AND

                             THE SHAREHOLDERS OF
                          PARTNERS RESOURCES, INC.





                  DATED TO BE EFFECTIVE AS OF JUNE 30, 1997



================================================================================

                          STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (the "Agreement"), is dated to be effective as of June 30, 1997 (the "Effective Date"), by and among SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), and each of the shareholders of Partners Resources, Inc., an Arizona corporation ("PRI"), as identified on the signature pages hereto (individually, a "PRI Shareholder," and, collectively, the "PRI Shareholders").

         The PRI Shareholders own all of the issued and outstanding shares of common stock, no par value, of PRI (the "PRI Common Stock"). Simultaneously with the transactions contemplated hereby, SCB and PRI are entering into a Stock Purchase Agreement (the "PCG Agreement") relating to the purchase by SCB from the PRI Shareholders of all of the outstanding capital stock of Partners Capital Group, Inc. ("PCG"). The PRI Shareholders desire to sell to SCB, and SCB desires to purchase from the PRI Shareholders, the PRI Common Stock on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE 1.

                    TRANSFER OF SHARES AND PURCHASE PRICE

         1.1 Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) the PRI Shareholders will sell, and SCB will buy, all of the PRI Common Stock.

         1.2 Purchase Price. The purchase price (the "Purchase Price") for the PRI Common Stock of $9,600,000 in cash, subject to adjustment pursuant to
Section 1.3 hereof, will be payable by SCB to the PRI Shareholders at Closing. An aggregate of $8,640,000 of the Purchase Price will be payable to the PRI Shareholders in the amounts identified on Exhibit A, by wire transfer of immediately available funds, pursuant to the wire transfer instructions set forth on Exhibit A, and an aggregate of $960,000 (the "Escrow Amount") of the Purchase Price will be deposited in an escrow account to be established at SunTrust Bank, Nashville, N.A., in Nashville, Tennessee, as escrow agent (the "Escrow Agent"), which Escrow Amount will be held for one year following the effective date hereof in connection with potential Purchase Price adjustments pursuant to Section 1.3 hereof and potential indemnification claims under
Article 5 hereof, and pursuant to the terms of an Escrow Agreement (the "Escrow Agreement"), substantially in the form of Exhibit B attached hereto.

         1.3     Earnout.

                 (a) Subject to adjustment as set forth in this Agreement, and subject to the provisions of Section 1.3(f), the PRI Shareholders will be entitled to receive on May 1, 1998, as additional purchase price, in cash and/or, at SCB's sole option (subject to Section 1.3(c)) in shares of Common Stock of SCB, par value $.01 per share (the "SCB Common Stock"), an amount equal to 14 times PRI's net income for the calendar year ended December 31, 1997 calculated in accordance with Section 1.3(b) (as so calculated, the "Earnout Consideration").

                 (b) As soon as reasonably practicable following December 31, 1997, SCB shall prepare an income statement for PRI for the calendar year ending December 31, 1997 (the "1997 PRI Income Statement"), and shall, at SCB's expense, which shall not be an expense for purposes of the 1997 PRI Income Statement, cause SCB's independent accountants to audit such income statement to ensure compliance with this Section 1.3. Except as set forth herein, the 1997 PRI Income Statement will be prepared in accordance with generally accepted accounting principles, consistently applied. In the preparation of the 1997 PRI Income Statement, (i) PRI's net income will be adjusted to take into account taxes associated with the operation of PRI as if PRI were a corporation taxable under subchapter C of the Internal Revenue Code of 1986, as amended (the "Code"), for the full calendar year at an assumed tax rate of 40%; (ii) shared expenses between, and other expenses of, PRI and PCG accounted for in a manner consistent with the policies and practices used in the preparation of PRI's and PCG's audited financial statements for the year ended December 31, 1996; (iii) there will be no charge to PRI's net income for the amortization of goodwill or other intangible, or depreciation of property (or credit for any corresponding tax benefits related to such amortization or depreciation) arising as a result of the transactions contemplated hereby; (iv) computer equipment will be depreciated and expenses associated with software licenses with no specified terms will be depreciated or amortized, as applicable, on a straight-line basis over five years; (v) the amortization and depreciation related to PRI's Louisiana operations will be reflected in the calculation of net income for the year ended December 31, 1997 without regard to the write- down of related assets in 1996 (i.e., will continue to be expensed in 1997 on the same basis as in 1996); and (vi) in the event the results of operations associated with PRI's Baan project for the year ended December 31, 1997 are a net loss, such net loss will not be deducted from the calculation of PRI's net income; and (vii) immediately prior to the Effective Date, PRI shall book a reserve in the amount of $350,000 (the "Westchester Reserve") to cover potential reimbursement obligations with respect to the Westchester Contract (as defined herein), the remaining amount of which Westchester Reserve as of December 31, 1997 after satisfaction of any such reimbursement obligations will be credited to PRI's net income for the year ended December 31, 1997. SCB shall cause to be delivered promptly following preparation, but in no event later than March 31, 1998, to the PRI Shareholders a copy of the 1997 PRI Income Statement together with a calculation of the net income and a determination as to the amount of Earnout Consideration. SCB shall also make available to the PRI Shareholders and their advisors all underlying financial data, books, and records (whether written or in electronic media) reasonably requested by the PRI Shareholders that are relevant to the determination of the Earnout Consideration. The PRI Shareholders shall have 20 days from delivery of the 1997 PRI Income Statement to accept or reject in writing SCB's calculations regarding the Earnout Consideration. If the PRI Shareholders reject SCB's calculations regarding the Earnout Consideration, such rejection must be accompanied by a written statement of the reasons therefor and, if the parties are unable to reach a compromise within five business days of the date of such rejection, the dispute shall be submitted to arbitration in New Orleans, Louisiana, such arbitration to be conducted in accordance with the rules of the American Arbitration Association ("AAA") before a single arbitrator selected from a panel of arbitrators of the AAA in accordance with its rules for commercial arbitration. The filing fee for the arbitration will be paid one-half by SCB and one-half by the PRI Shareholders and each party shall bear its own costs and expenses related to the arbitration.

                 (c) If SCB elects to pay any portion of the Earnout Consideration, if any, in shares of SCB Common Stock, SCB shall deliver to the PRI Shareholders, allocated pro rata as their interests appear on Exhibit A, certificates representing, in the aggregate, the number of shares of SCB Common Stock (the "Earnout Shares") determined by dividing the amount of the Earnout Consideration to be paid in shares of SCB Common Stock by the average of the closing sales prices of SCB Common Stock as reported on The Nasdaq Stock Market's National Market ("Nasdaq") (or such other exchange or quotation system on which the SCB Common Stock is then traded) for the twenty trading days ending on December 31, 1997 (the "Average Price"). The foregoing notwithstanding, SCB shall not be entitled to pay any portion of the Earnout Consideration in SCB Common Stock if, on May 1, 1998, (i) the SCB Common Stock is not authorized for quotation on Nasdaq or listed for trading on a national securities exchange; (ii) the average closing sales prices of SCB Common Stock for the twenty trading days ending on April 30, 1997 is less than $10.00 per share (as adjusted to take into account stock splits and stock dividends); or (iii) SCB shall have filed, or have filed against it, a petition or other form of request for relief under the federal bankruptcy laws, or an application, petition, or request for the appointment of a receiver under any state insolvency laws.

                 (d) In lieu of the issuance of fractional shares of SCB Common Stock pursuant to Section 1.3(c) above, the PRI Shareholders will be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of SCB Common Stock to which such PRI Shareholder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of SCB Common Stock shall be such fraction multiplied by the Average Price.

                 (e) Notwithstanding the foregoing, if PCG's net income for calendar year ending December 31, 1997, calculated in accordance with Section 1.4(a) of the PCG Agreement, does not equal or exceed $1,177,000 and the amount equal to the difference between $1,177,000 and PCG's actual net income (the "Net Income Deficit") is greater than the remaining escrow amount established under the PCG Agreement, then such portions of the Net Income Deficit may, at SCB's discretion, be offset, dollar-for-dollar, first against the Escrow Amount and, to the extent still unsatisfied, then against the Earnout Consideration.

                 (f) Anything herein to the contrary notwithstanding, but subject to the last sentence of this Section 1.3(f), no Earnout Consideration will be payable by SCB to the PRI Shareholders unless, on May 1, 1998,

                          (i) that certain Statement of Work between IBM Global Services ("IBM") and PRI dated March 31, 1997 related to Outsourcing Information Technology Services for the
                 Westchester County Data Center (the "Westchester Contract") shall be in full force and effect and not subject to litigation or order that could aversely affect the rights of PRI or, if the Westchester Contract has been amended since the Closing Date, then such amendment shall not have diminished any amounts payable to PRI thereunder; or

                          (ii) if the Westchester Contract is no longer in
                 effect, or has been amended in a manner adversely affecting the rights of PRI, or if the litigation related thereto has not been finally judicially determined or settled in full, PRI has, since the Closing Date, entered into and is performing contracts for outsourcing services (the "Substitute Contracts," which, for purposes of this Section 1.3(f) shall be deemed to include the Westchester Contract, as amended, modified, or superseded, and that certain First Amendment to the HP Outsourcing Services Statement of Work, that certain Service Change Request Form, dated March 31, 1997, and that certain Amendment No. 1 to that Outsourcing Services Agreement (Fiberite), dated to be effective as of June 18, 1997, despite such amendments having been signed prior to the Closing Date), the revenues associated with which are reasonably projected to equal or exceed 85% of the revenues projected to be associated with the Westchester Contract. If the revenues associated for the Substitute Contracts are reasonably projected to equal or exceed 85% (but are less than 100%) of the revenues projected to be associated with the Westchester Contract, SCB will pay to the PRI Shareholders 85% of the Earnout Consideration otherwise payable pursuant to this Section 1.3.

         1.4     Section 338(h)(10) Election; Allocation of Consideration.

                 (a) In the time period required by applicable law, SCB and the PRI Shareholders shall make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any comparable election under state, local, or foreign tax law), with respect to the sale of the PRI Common Stock by the PRI Shareholders. In this regard, SCB and each of the PRI Shareholders shall, within 30 days of the Closing Date, jointly execute necessary copies of Internal Revenue Service Form 8023-A ("Form 8023-A") and all attachments required to be filed therewith and take such further actions and execute such further documents as may be necessary in order for SCB and the PRI Shareholders to make an election under
         Section 338(h)(10) of the Code (and any comparable election under state, local, or foreign tax law).

                 (b) The PRI Shareholders will pay any Taxes (as hereinafter defined) attributable to the making of the Section 338(h)(10) election and will indemnify SCB and PRI against any claims arising out of any failure to pay such Taxes, without offset for any tax benefit that SCB or PRI may receive as a result of the 338(h)(10) election during periods ending after the Closing Date.

                 (c) The Purchase Price will be allocated among PRI's assets for federal and state income tax purposes as set forth on Exhibit C hereto, which Exhibit C will be finalized by mutual agreement of the parties within 15 days of the Closing Date and, upon such finalization, will be deemed to be a part of this Agreement as if attached hereto on the Closing Date. Such allocation will be determined by arm's-length negotiations of the parties. None of the parties hereto will take a position on any income tax return, before any governmental agency charged with collections of any income tax, or in any judicial proceeding, that is inconsistent with such allocation or with the positions taken on Form 8023-A or the attachments required to be filed therewith.

         1.5 The Closing. Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") will take place simultaneous with the execution hereof at the offices of PRI in Scottsdale, Arizona, to be effective for accounting purposes as of 11:59 p.m. on June 30, 1997, or at such other time, date, or place as SCB and the PRI Shareholders may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

         1.6     Parties' Obligations at Closing.

                 (a)      At the Closing, SCB will deliver to the PRI
Shareholders:

                          (i) $8,640,000 in cash by wire transfer of immediately available funds, allocated among the PRI Shareholders in accordance with Exhibit A attached hereto, together with a copy of the Escrow Agreement duly executed by SCB and the Escrow Agent and evidence, reasonably satisfactory to the PRI Shareholders and their counsel, that the Escrow Amount has been duly delivered to the Escrow Agent;

                          (ii) a copy of the resolutions of the Board of Directors of SCB, certified by the corporate secretary, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                          (iii) an opinion of Bass, Berry & Sims PLC, legal counsel to SCB, substantially in the form of Exhibit D attached hereto;

                          (iv) an employment agreement (the "Employment Agreement") between PRI and Michael L. Hirschey, substantially in the form of Exhibit E attached hereto, duly executed by SCB and PRI;

                          (v) a copy of the PCG Agreement, duly executed by SCB; and

                          (vi) such other certificates and documents as the PRI Shareholders or their counsel may reasonably request, including a receipt from SCB acknowledging that it has received the PRI Disclosure Letter.

                 (b)      At the Closing, the PRI Shareholders will deliver to
         SCB:

                          (i) a copy of the Escrow Agreement duly executed by the PRI Shareholders;

                          (ii) an opinion of Peskind Hymson & Goldstein, P.C., legal counsel to the PRI Shareholders, substantially in the form of Exhibit F attached hereto;

                          (iii) the Employment Agreement, duly executed by Michael L. Hirschey;

                          (iv) certificates representing all of the issued and outstanding PRI Common Stock, together with stock powers duly endorsed in blank by each of the PRI Shareholders and spousal consents or waivers with respect to the sale of the PRI Common Stock;

                          (v) any required consent or approval of a creditor, contract party, or public or governmental authority to the transaction contemplated hereby;

                          (vi)    non-competition agreements (the
                 "Non-Competition Agreements") substantially in the form of Exhibit G hereto duly executed by PRI and the PRI Shareholders other than Michael L. Hirschey;

                          (vii)   [intentionally omitted]

                          (viii) duly executed resignations as directors and officers of PRI of all directors and officers of PRI;

                          (ix) an Assignment and Assumption Agreement, substantially in the form of Exhibit I hereto, duly executed by PRI and On-Guard Disaster Recovery, Inc. ("On-Guard") and evidence, reasonably satisfactory to SCB, that On-Guard has taken irrevocable action to dissolve and wind-up its affairs;

                          (x) the PCG Agreement, duly executed by PCG and the PRI Shareholders; and

                          (xi) such other certificates or documents as SCB or its counsel may reasonably request.

                                 ARTICLE 2.

                      REPRESENTATIONS AND WARRANTIES OF
                            THE PRI SHAREHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to SCB (the "PRI Disclosure Letter"), the PRI Shareholders, jointly and severally (except as set forth in Section 2.22(c)), represent, warrant, and agree as follows:

         2.1 Existence; Good Standing; Corporate Power and Authority. PRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. PRI is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition, or prospects of PRI (a "PRI Material Adverse Effect"). PRI has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted. PRI has provided to SCB complete and correct copies of its articles of incorporation and bylaws, each of which is in full force and effect.

         2.2 Authorization, Validity, and Effect of Agreements. The PRI Shareholders have the full power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of the PRI Shareholders, enforceable in accordance with their respective terms.

         2.3 Capitalization. The authorized capital stock of PRI consists of 1,000,000 shares of common stock, no par value, of which 4,000 shares are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the PRI Shareholders as set forth in the PRI Disclosure Letter. PRI has no outstanding capital stock, bonds, debentures, notes, or other obligations as to which the holders have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of PRI on any matter. All issued and outstanding shares of PRI Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of, or in compliance with, preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate PRI to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of PRI Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

         2.4 Other Interests. PRI does not own, directly or indirectly, or have any obligation to acquire any interest or investment in, any corporation, partnership, joint venture, business, trust, or other entity.

         2.5 No Violation. Neither the execution and delivery by the PRI Shareholders of this Agreement nor the consummation by the PRI Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of PRI;
(ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of PRI or any PRI Shareholder by virtue of the application of any provisions contained in, any material commitment, lease, contract, or other material agreement or instrument to which PRI or any PRI Shareholder is a party (including any Material Contract, as hereinafter defined); or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to PRI or any PRI Shareholder.

         2.6 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to PRI or any PRI Shareholder in connection with the execution and delivery of this Agreement by any PRI Shareholder, or the consummation by any PRI Shareholder of the transactions contemplated hereby, which has not been made or obtained and the failure to make or obtain would have a PRI Material Adverse Effect.

         2.7 Material Contracts. The PRI Disclosure Letter contains a complete and accurate list of all contracts and agreements for the performance of services or the purchase or leasing of property by PRI of an amount or value in excess of $100,000 ("Material Contracts"). Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms, and PRI is in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. To the knowledge of PRI and each of the PRI Shareholders, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate (other than with respect to renewals in accordance with contract terms) any amounts paid or payable under any Material Contract with any person.

         2.8 Financial Statements; Undisclosed Liabilities. Prior to the Closing Date, PRI has delivered to SCB true and complete copies of (a) the audited financial statements of PRI as of and for the year ended December 31, 1996 and (b) the unaudited financial statements of PRI as of and for the quarter ended March 31, 1997. The balance sheets provided to SCB by PRI (including the related notes and schedules) fairly present the financial position of PRI as of their respective dates and the statements of income, stockholders' equity, and cash flows provided to SCB by PRI (including any related notes and schedules) fairly present the results of operations, stockholders' equity, and cash flows of PRI for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Such financial statements have been prepared from the books and records of PRI which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of PRI. As of the Closing Date, PRI did not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated or reserved against on the balance sheet dated

December 31, 1996, except for current liabilities incurred in the ordinary course of business since such date.

         2.9 No Material Adverse Changes. Since December 31, 1996, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of PRI; (ii) any dividend declared or paid or distribution made on the capital stock of PRI, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by PRI of long-term debt; (iv) any increases in salary, bonus, or other compensation (including pursuant to any employee benefit plan) to any officers, employees, or agents of PRI; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting PRI; (vi) the termination, or receipt of notice of termination, of any Material Contract; or (vii) any other transaction entered into by PRI, except in the ordinary course of business and consistent with past practice.

         2.10    Tax Matters.

                 (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

                 (b) PRI has been since its inception and is a corporation taxable for federal and state income tax purposes under subchapter S of the Code. PRI has duly and timely filed all Tax Returns required to be filed by it (or duly and timely filed an appropriate request for extension) and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by PRI. True and correct copies of all Tax Returns relating to federal and state taxes and sales taxes and other charges for the period from organization through December 31, 1995 (and a request for extension for the calendar year ended December 31, 1996) have been heretofore delivered to SCB. The accruals and reserves for Taxes contained in the financial statements and carried on the books of PRI (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities. Since December 31, 1996, PRI has not incurred any Tax liabilities other than in the ordinary course of business. There are no recorded Tax liens upon any properties or assets of PRI (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to the PRI Shareholders' knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against PRI, and the PRI

         Shareholders are aware of no substantial basis for any such claims. PRI has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. PRI is not a party to any Tax allocation or sharing agreement. PRI has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). PRI has withheld and paid all Taxes required to have been withheld and paid when due in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder, where failure to do so would have a PRI Material Adverse Effect.

                 (c) The PRI Disclosure Letter lists each jurisdiction in which PRI files Tax Returns for each period or portion thereof ending on or before the date hereof. Except as set forth in the PRI Disclosure Letter, there is no claim outstanding against PRI by any taxing authority in a jurisdiction where PRI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                 (d) All material elections with respect to Taxes affecting PRI as of the date hereof are set forth in the PRI Disclosure Letter.

                 (e) All joint ventures, partnerships, or other arrangements or contracts to which PRI is a party and that could be treated as a partnership for federal income tax purposes are set forth in the PRI Disclosure Letter.

                 (f) PRI (i) has not filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by PRI; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of PRI for Taxes; (iii) has not made an election, and is not required, to treat any asset of PRI as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond- financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision.

                 (g) PRI holds no asset (i) that it acquired within the ten years preceding the Closing Date, and (ii) where PRI's adjusted basis in such asset is determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of a C corporation (as defined in the Code).

                 (h) As soon as practicable following the date hereof, the PRI Shareholders shall, on behalf of PRI, timely file all Tax Returns for, and pay all Taxes due with respect to, the short period beginning January 1, 1997, and ending on the Closing Date. The PRI Shareholders shall close PRI's books on the Closing Date and shall report on PRI's federal corporate income Tax Return for the short period ending on the Closing Date hereof all items of income, loss, deduction, and credit arising during the short period under PRI's accrual method of accounting for tax purposes.

         2.11    Employees and Fringe Benefit Plans.

                 (a) The PRI Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of PRI and all employees of PRI earning in excess of $50,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

                 (b) The PRI Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing, or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of PRI, whether legally binding or not, that affects one or more of PRI's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). PRI neither has nor sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

                 (c) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, PRI has delivered to SCB correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

                 (d) PRI has no commitment, whether formal or informal and whether or not legally binding, (i) to create any additional Plan;
         (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The PRI Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

                 (e) PRI has no unfunded past service liability in respect of any of its Plans; neither PRI, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

                 (f) Except where failure to do so would not have a PRI Material Adverse Effect, PRI has complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
         Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

                 (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by PRI to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code;
         (ii) entitle any employee or former employee of PRI to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

                 (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

                 (i) Neither PRI nor any member in a "controlled group" with PRI (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and PRI has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under
         Section 4201, 4203, or 4205 of ERISA.

         2.12 Assets. PRI owns the assets reflected in the December 31, 1996, balance sheet and the assets it purports to own that were acquired in the ordinary course of business since the date thereof (except for assets sold, transferred, or conveyed in the ordinary cause of business), including the leasehold estates, with good and marketable title, free and clear of any and all claims, liens, mortgages, security interests, or encumbrances whatsoever, and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, securities interests, or encumbrances. The buildings, plants, structures, and equipment owned or leased by PRI are in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost.

         2.13 Accounts Receivable. All accounts receivable of PRI that are reflected on the accounting records of PRI as of the date hereof (collectively, the "Accounts Receivable"), represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of the respective reserves shown on the accounting records of PRI as of the date hereof (which reserves are adequate and calculated consistent with past practice and do not represent a greater percentage of the Accounts Receivable as of the date hereof than the reserve reflected in the balance sheet dated December 31, 1996, and do not represent a material adverse change in the composition of such Accounts

Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. The PRI Shareholders are not aware of any contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

         2.14 Lawful Operations. PRI has been and currently is conducting its business, and each of the premises leased or owned by PRI have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a PRI Material Adverse Effect.

         2.15 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of any of the PRI Shareholders, threatened against or affecting PRI, which, if adversely determined, could have a PRI Material Adverse Effect. PRI is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

         2.16 Corporate Records; Other Information. The minute books of PRI, copies of which have been provided to SCB, reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof prior to the date hereof. All documents and other written information as to existing facts relating to PRI and its assets and liabilities which have been provided to SCB in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information were later specifically supplemented or corrected prior to the Closing Date with additional documents or written information that were provided to SCB by authorized agents of PRI, including the PRI Disclosure Letter.

         2.17 Intellectual Property Rights. PRI owns or possesses the right to use or is licensed to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions, and discoveries that may be patentable, rights in mask works, and all trade secrets including, but not limited to, customer lists, software, and technical information, it currently uses without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a PRI Material Adverse Effect. No copyright registered in the name of or owned by PRI is infringed or has been challenged or threatened in any way or, to the knowledge of the PRI Shareholders, is infringed. None of the subject matter of any such copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party for which PRI lacks a license to use that third party's work. All works encompassed by a copyright registered in the name of or owned or licensed by PRI have been marked with the proper copyright notice.

         2.18    Hazardous Substances.

                 (a) PRI has not authorized or conducted or has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental

Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by it;

                 (b) PRI is in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

                 (c) PRI has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

                 (d) PRI has not received any written or oral notice from any governmental entity or any other person, and there is no pending or, to any PRI Shareholder's knowledge, threatened claim, litigation, or any administrative agency proceeding that: alleges a violation of any Environmental Law by PRI; alleges PRI is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by PRI; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of PRI's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

         2.19 Certain Business Practices and Regulations. Neither PRI, nor to any of the PRI Shareholder's knowledge, any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         2.20 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of PRI ("Insurance Policies") are described in the PRI Disclosure Letter and have been made available to SCB. The Insurance Policies are in full force and effect. PRI is not in default with respect to any material provision contained in any Insurance Policy.

         2.21 No Brokers. PRI has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of PRI or SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         2.22    SCB Stock Ownership; Investment Intent.

         (a) Neither PRI nor any of the PRI Shareholders owns, beneficially or otherwise, any shares of SCB Common Stock.

         (b) The shares of SCB Common Stock, if any, issuable pursuant to this Agreement are being acquired by the PRI Shareholders subject to the terms of this Agreement for investment and not with a view to the distribution thereof, and each of the PRI Shareholders acknowledges and understands that the certificate(s) representing such shares of SCB Common Stock will bear a legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

         THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS AND THE VARIATIONS AND RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES OF STOCK ISSUED BY THE COMPANY (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES) UPON REQUEST IN WRITING AND WITHOUT CHARGE.

         (c) Each PRI Shareholder, severally and not jointly, represents and warrants as follows:

                 (i) Each of the PRI Shareholders is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                 (ii) Each of the PRI Shareholders has received and reviewed copies of SCB's Annual Report on Form 10-K for the fiscal year ended April 30, 1996, SCB's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1996, October 31, 1996, and January 31, 1997, SCB's Current Report on Form 8-K, dated October 8, 1996, as amended on December 4, 1996, relating to the combination with Delta Software Systems, Inc., and SCB's Current Report on Form 8-K, dated March 14, 1997, as amended on May 14, 1997, relating to the acquisition of substantially all of the assets of Technology Management Resources, Inc. (collectively, the "SEC Reports"). Each of the PRI Shareholders confirms that SCB has made available to him or to his representatives the opportunity to ask questions of SCB's officers and directors and to acquire such information about the shares of SCB Common Stock and the business and financial condition of SCB as the PRI Shareholders have requested, which additional information has been received.

                 (iii) In deciding to acquire shares of SCB Common Stock pursuant to this Agreement, the PRI Shareholders have consulted with their legal, financial, and tax advisers with respect to the transaction contemplated hereby and the nature of the investment, together with additional information concerning SCB set forth in the SEC Reports and any additional information provided under subsection (ii) above.

                 (iv) Each PRI Shareholder has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in SCB. Each of the PRI Shareholders, either alone or with his representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in SCB.

         2.23 Affiliated Transactions and Persons. No PRI Shareholder or member of his "immediate family" (as defined by the rules and regulations adopted under the Exchange Act) has any interest in any property (whether real, personal, or mixed, and whether tangible or intangible) used in or pertaining to the business of PRI. No PRI Shareholder or member of his immediate family owns, of record or beneficially, an equity interest or any other financial or profit interest in any person or entity that has had business dealings with PRI or engaged in competition with PRI.

         2.24 Full Disclosure. All of the information provided by the PRI Shareholders and their representatives herein or in the PRI Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by the PRI Shareholders in or pursuant to this Agreement or the PRI Disclosure Letter contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.


                                 ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SCB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the PRI Shareholders (the "SCB Disclosure Letter"), SCB represents, warrants, and agrees as follows:

         3.1 Existence; Good Standing; Corporate Authority. SCB is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. SCB is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of SCB (an "SCB Material Adverse Effect"). SCB has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         3.2 Authorization, Validity, and Effect of Agreements. SCB has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SCB of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of SCB, enforceable in accordance with their respective terms. The issuance and delivery by SCB of shares of SCB Common Stock pursuant to this Agreement have been duly and validly authorized by all necessary corporate action on the part of SCB. The shares of SCB Common Stock to be issued pursuant to this Agreement, if and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         3.3 Capitalization. The authorized capital stock of SCB consists of 1,000,000 shares of preferred stock, none of which is issued and outstanding, and 20,000,000 shares of SCB Common Stock, of which 7,481,369 shares are issued and outstanding as of the date hereof, approximately 3,693,944 of which outstanding shares are owned by "affiliates" (as such term is defined under federal securities laws) by SCB. SCB has no outstanding bonds, debentures, notes, or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of SCB on any matter. All issued and outstanding shares of SCB Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than pursuant to this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate SCB to issue, transfer, or sell any shares of capital stock of SCB.

         3.4 Subsidiaries. The SCB Disclosure Letter sets forth the outstanding capital stock and each corporation, partnership, or other entity of which at least a majority of the voting interest is owned directly or indirectly by SCB (an "SCB Subsidiary").

         3.5 Other Interests. SCB does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity, except for the SCB Subsidiaries.

         3.6 No Violation. Neither the execution and delivery by SCB of this Agreement, nor the consummation by SCB of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of SCB; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of SCB by virtue of the application of any provision contained in, any material commitment, lease, contract, or other material agreement or instrument to which SCB is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to SCB.

         3.7 SEC Documents. Prior to the date hereof, SCB has delivered to the PRI Shareholders copies of the SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of SCB as of their respective dates and each of the consolidated statements of income, shareholders' equity, and cash flows included in the SEC Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, shareholders' equity, and cash flows of SCB for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         3.8 Litigation. As of the date of this Agreement, there is no action, suit, or proceeding pending against SCB or any SCB Subsidiary or, to the knowledge of SCB or any SCB Subsidiary, threatened against or affecting SCB or any SCB Subsidiary, at law or in equity, or before or by any federal or state commission, board, bureau, agency, or instrumentality, that is reasonably likely to have an SCB Material Adverse Effect.

         3.9 Absence of Certain Changes. Since January 31, 1997, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of SCB, except for changes in the ordinary course of business.

         3.10 No Brokers. SCB has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that SCB has retained Mercer Capital as its financial advisor (the fees and expenses of which shall be the sole responsibility of SCB). Other than the foregoing arrangement, SCB is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                 ARTICLE 4.

                                  COVENANTS

         4.1     Covenants of SCB.  SCB covenants and agrees as follows:

                 (a) in the event any Earnout Shares are issuable, SCB will, prior to May 1, 1998, prepare and submit to Nasdaq (or such other exchange or quotation system on which SCB Common Stock is then traded) a notification for listing additional shares covering such Earnout Shares, and shall use its best efforts to obtain approval for the listing of such SCB Common Stock, subject, if applicable, to official notice of issuance.

                 (b) in order to ensure that determination of the Earnout Consideration, if any, is on a basis consistent with and comparable to the operations of PRI prior to the date hereof, SCB will not, without the prior written consent of the PRI Shareholders, prior to December 31, 1997:

                          (i) merge or consolidate the business of PRI into or with any other entity, sell or permit the sale of any material amount of assets of PRI otherwise than in the ordinary course of business, or permit PRI to be otherwise dissolved and liquidated;

                          (ii) require the employees of PRI to devote more than an inconsequential amount of their working time (which for purposes of this Agreement shall mean an amount not in excess of 10% of their working time and which will otherwise not materially adversely affect the business of PRI) to matters other than the conduct of the business of PRI;

                          (iii) sell or provide any goods or services to PRI, except those which are reasonably necessary to the conduct of PRI's business and on terms and conditions no less favorable to PRI than it could obtain from unrelated third parties;

                          (iv)    materially change the financial or
                 operational business practices of PRI including materially increasing expenses associated with the business without a corresponding increase in the revenues associated with the business;

                          (v) change the method of allocating expenses between PRI and PCG in a manner inconsistent with prior policies and practices; and

                          (vi) direct to SCB or any of its affiliates other than PRI any corporate opportunity of PRI relating to outsourcing of Unisys-based systems.

         4.2 Further Assurances. SCB, from time to time after the Closing and at the PRI Shareholders' reasonable request, and the PRI Shareholders from time to time after the Closing and at SCB's reasonable request, will execute, acknowledge, and deliver to the PRI Shareholders or SCB, as the case may be, such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as the PRI Shareholders or SCB, as the case may be, may reasonably require in order to better enable the other party to complete, perform, or discharge any of the liabilities or obligations assumed hereunder. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Without limiting the generality of the foregoing, SCB will cause PRI to, and the PRI Shareholders will, within 30 days of the Closing Date, use their best efforts to agree to leases for properties identified on Schedule 4.2 hereto, with such terms as may be mutually agreeable to the parties, including fair market value rental rates.


                                 ARTICLE 5.

               REGISTRATION RIGHTS AND SALE OF EARNOUT SHARES

         5.1     Registration Rights.

         (a) If, at any time on or after Earnout Shares, if any, have been issued to the PRI Shareholders SCB proposes to file a registration statement under the Securities Act with respect to an underwritten offering for cash by SCB of its equity securities on a form that would also permit the registration of the Earnout Shares, SCB will give written notice of such proposal to the PRI Shareholders; provided, however, that, if there is an effective registration statement covering the Earnout Shares, no such notice pursuant to this Section 5.1(a) shall be required. In such event, the PRI Shareholders may, by written request given within five business days after receipt by the PRI Shareholders of any such notice by SCB, require SCB to cause such number of the Earnout Shares as requested by the PRI Shareholders to be included in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering, if any, advise SCB that inclusion of the PRI Shareholders' shares would (i) make it impracticable to conduct an underwritten offering of the SCB Common Stock being registered at the price at which such SCB Common Stock could be sold without such inclusion, or (ii) materially interfere with the success of the offering by SCB, then the number of the shares requested to be included in the registration by the PRI Shareholders may be reduced or eliminated. Notwithstanding anything to the contrary in this
Section 5.1(a), SCB may, in its sole discretion and without the consent of the PRI Shareholders postpone the filing or effectiveness of such registration statement or withdraw any such registration statement and abandon any proposed offering.

         (b) Notwithstanding the foregoing, SCB shall have no obligation to register the resale of any Earnout Shares on behalf of the PRI Shareholders or to keep any previously filed registration statement effective pursuant to this
Article 5 in the event such shares could be sold by the PRI Shareholders pursuant to and in compliance with Rule 144(k) (or any successor or similar rule) promulgated pursuant to the Securities Act.

         5.2 Expenses. The PRI Shareholders shall bear all brokerage fees, underwriting discounts, and commissions, if any, applicable to the sale of the Earnout Shares and the related fees and disbursements of their legal counsel and accountants. SCB shall bear all other expenses in connection with any registration of the Earnout Shares pursuant to this Article 5.

         5.3 SCB Indemnification. In the case of a registration effected by or pursuant to this Article 5, SCB agrees to indemnify and hold harmless the PRI Shareholders against any and all losses, claims, damages, or liabilities to which the PRI Shareholders may become subject under the Securities Act or any other statute or common law, and to reimburse the PRI Shareholders for any reasonable legal or other expense actually and reasonably incurred by any of them in connection with investigating any claim and defending any action, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 5, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 5.3 shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with written information furnished to SCB by the PRI Shareholders or on behalf of the PRI Shareholders by a person authorized to make such disclosures specifically for use in connection with the preparation of the registration statement or any preliminary prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

         5.4 PRI Shareholders Indemnification. In the case of a registration effected pursuant to this Article 5, each of the PRI Shareholders, severally and not jointly, agrees to indemnify and hold harmless SCB and each person, if any, who controls SCB within the meaning of Section 15 of the Securities Act, its directors, and those officers of SCB who shall have signed the registration statement or any post-effective amendment thereof or any preliminary prospectus or prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) contained in the registration statement against losses, claims, damages, liabilities, or actions which arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 5, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to SCB by the PRI Shareholders or on behalf of the PRI Shareholders by a person authorized to make such disclosures in writing specifically for use in connection with the preparation of the registration statement or any such amendment thereof or supplement thereto.

         5.5 Indemnification Procedure. Each indemnified party shall promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this
Article 5, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify any indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, jointly and with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently actually incurred by the indemnifying party in connection with the defense thereof; provided further, that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article 5, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall be required to reimburse such indemnified party and any person controlling such indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party, but not for matters that are beyond the scope of the indemnity agreement provided in this Article 5; and provided further, that no such action shall be settled without the consent of the indemnifying party and the indemnified party, which consent neither party shall unreasonably withhold.

         5.6     Contribution.  If the indemnification provided for in this
Article 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         5.7 Orderly Disposition of Shares. Unless otherwise agreed in writing in advance by SCB, the PRI Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter of the total number of Earnout Shares then currently owned by the PRI Shareholders. All sales of the Earnout Shares shall be effected by one or more brokers who are mutually agreeable to SCB and the PRI Shareholders. This Section 5.7 may be enforced by the delivery of "stop transfer" instructions by SCB to the transfer agent for the SCB Common Stock. When and as the Earnout Shares are sold pursuant to a registration statement or otherwise, the PRI Shareholders shall provide SCB with confirmations or other evidence of the sale thereof and the price therefor.

         5.8 PRI Shareholder Information. Each of the PRI Shareholders shall promptly furnish SCB, upon request, with all information as may be reasonably required for inclusion in the registration statement, or any amendment or supplement thereto. Such information shall be furnished during the period within which SCB is required to effect such registration pursuant to this Article 5 and shall include, without limitation, a description of the nature and method of the proposed offer and sale of the shares.

         5.9 No Injunction. None of the PRI Shareholders shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Article 5.

         5.10 Nonassignable. The rights of the PRI Shareholders pursuant to this Article 5 are not transferable or assignable to any person.

         5.11 Nonexclusivity. Nothing in this Article 5 shall prohibit SCB from including in the registration statement subject to this Article 5 any shares of SCB Common Stock it chooses to register on behalf of SCB or any holders other than the PRI Shareholders, on substantially the same terms and conditions.


                                 ARTICLE 6.

                       SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES; INDEMNIFICATION

         6.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles 2 and 3 of this Agreement, and the parties' rights to pursue any claim under this Article 6, shall survive for a period of one year from the Effective Date (regardless of any investigation conducted by the parties with respect thereto) and no claim for a misrepresentation or breach of warranty, including, without limitation, any claim for indemnification arising from an alleged misrepresentation or breach of warranty, may be made hereunder by either party unless such party has given the other party written notice of the claim on or before July 31, 1998.

         6.2 Indemnification by the PRI Shareholders. Subject to the provisions of this Article 5 and the Escrow Agreement, the PRI Shareholders, jointly and severally, in accordance with the

Escrow Agreement, agree to indemnify and hold harmless SCB and PRI and PCG following the Effective Date (each being an "SCB Indemnified Party"), from and against, and will reimburse any SCB Indemnified Party for, any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any reasonable legal or other fees or expenses for investigating or defending any actions or threatened actions), or diminution in value (in excess of $100,000 on a cumulative aggregate basis), whether or not involving a third-party claim, arising from or in connection with each and all of the following:

                 (a) any misrepresentation or breach of any warranty made by the PRI Shareholders in this Agreement;

                 (b) the nonfulfillment or breach of any covenant, agreement, or obligation of the PRI Shareholders contained in this Agreement;

                 (c) any misrepresentation or breach of any warranty contained in any written statement, certificate, or other document furnished by the PRI Shareholders pursuant to this Agreement or in connection with the transaction contemplated by this Agreement;

                 (d) amounts in excess of the Westchester Reserve properly reimbursed to IBM or any other person in accordance with or pursuant to the terms of the Westchester Contract, which amounts arise out of or relate to the termination, amendment, or modification of the Westchester Contract by IBM or at the direction of any judicial or regulatory authority;

                 (e) any amounts paid to any of Messrs. Dunne, Linklater, Causse, Hamel, or Lawson pursuant to any employment or consulting contract entered into prior to the Closing Date in excess of such person's base salary as of the Closing Date as reflected in the books and records of PRI or PCG;

                 (f) any attempt (whether or not successful) by any person to cause or require such SCB Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such SCB Indemnified Party to indemnification pursuant to clauses (a) through (e) of this Section 6.2.

         6.3     Indemnification by SCB.  Subject to the provisions of this
Article 6, SCB shall indemnify, defend, and hold harmless, the PRI Shareholders and their respective estates (each being a "Seller Indemnified Party"), and will reimburse any Seller Indemnified Party for any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) arising from or in connection with each and all of the following:

                 (a) any misrepresentation or breach of any warranty made by SCB in this Agreement;

                 (b) the nonfulfillment or breach of any covenant, agreement, or obligation of SCB contained in this Agreement;

                 (c) any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by SCB pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                 (d) any attempt (whether or not successful) by any person to cause or require such Seller Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such Seller Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 6.3; and

                 (e) a loss by a PRI Shareholder (up to an aggregate of $5,400,000 for all PRI Shareholders) pursuant to a guarantee by such PRI Shareholder of an obligation of PRI, provided that such guarantee has been disclosed to SCB prior to the Closing Date.

         6.4 Indemnification Procedure. Subject to the differing provisions of the Escrow Agreement governing procedures for indemnification if the Escrow Agreement is still in effect, an indemnified party shall promptly notify the indemnifying party of any claim, demand, action, or proceeding for which indemnification will be sought under Section 6.2 or 6.3 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, SCB and the PRI Shareholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the indemnifying party proposes to accept such settlement, and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

         6.5 Right of Set-Off. SCB shall have a right of set-off against the Escrow Amount, subject to and in accordance with the provisions of and the procedures described in the Escrow Agreement, and against any and all amounts due and owing the PRI Shareholders as Earnout Consideration, if any, pursuant to this Agreement (the exercise of which set-off in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Article I hereof) to satisfy any indemnification right of SCB hereunder or any obligation or agreement of the PRI Shareholders hereunder.

                                 ARTICLE 7.

                             GENERAL PROVISIONS

         7.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to SCB:                           If to the PRI
         Shareholders:

         Ben C. Bryant, Jr.                   At their addresses identified
         President and Chief                  on the signature page hereto
           Executive Officer
         SCB Computer Technology, Inc.
         1365 West Brierbrook Road
         Memphis, Tennessee  38138

         with a copy to:                      with a copy to:

         J. Gentry Barden                     Irving Hymson
         Bass, Berry & Sims PLC               Peskind Hymson & Goldstein, P.C.
         2700 First American Center           14595 N. Scottsdale Road
         Nashville, Tennessee 38238           Scottsdale, Arizona 85254-3498

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         7.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, at each such party's sole discretion. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         7.3 Entire Agreement. This Agreement, the Exhibits, the PRI Disclosure Letter, the SCB Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         7.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         7.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         7.8 Incorporation of Exhibits. The PRI Disclosure Letter, the SCB Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         7.10 Expenses. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby; provided, however, that all expenses of PRI in connection herewith shall be borne by the PRI Shareholders.

         7.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf to be effective on the day and year first written above.


                                        SCB COMPUTER TECHNOLOGY, INC.


                                        By:  /s/ Gary E. McCarter
                                           -------------------------------------

                                        Title:   Senior Vice President
                                              ----------------------------------


                                        THE PRI SHAREHOLDERS:

                                        /s/ Michael L. Hirschey
                                        ----------------------------------------
                                        Michael L. Hirschey
                                        Address:  14746 N. 78th Way
                                                --------------------------------
                                                  Scottsdale, AZ 85260
                                        ----------------------------------------
                                        ----------------------------------------

                                        /s/ Kenneth L. Spencer
                                        ----------------------------------------
                                        Kenneth L. Spencer
                                        Address:  8049 Bellflower Ct.
                                                --------------------------------
                                                  Neuet, CO 80503
                                        ----------------------------------------
                                        ----------------------------------------

                                         /s/ Russell J. Young by Kenneth L.
                                             Spencer as attorney in fact
                                        ----------------------------------------
                                        Russell J. Young
                                        Address:
                                                --------------------------------
                                        ----------------------------------------
                                        ----------------------------------------


                                        /s/ Barry L. Fulton
                                        ----------------------------------------
                                        Barry L. Fulton
                                        Address:  1124 Miramar
                                                --------------------------------
                                                  Laguna Beach, CA 92651
                                        ----------------------------------------
                                        ----------------------------------------

                          ATTACHMENTS AND EXHIBITS



PRI Disclosure Letter
SCB Disclosure Letter
Exhibit A -- PRI Shareholder Allocations and Wire Transfer Instructions Exhibit B -- Indemnity and Escrow Agreement
Exhibit C -- Purchase Price Allocations
Exhibit D -- Form of SCB Counsel Legal Opinion
Exhibit E -- Form of Employment Agreement
Exhibit F -- Form of PRI Counsel Legal Opinion
Exhibit G -- Form of Non-Competition Agreement
Exhibit I -- Assignment and Assumption Agreement